Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 2 Dated November 7, 2000 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $295,000,000
Price to Public: 100%	Proceeds to HFC: 99.96%
Issue Date: November 10, 2000	Stated Maturity: May 10, 2002
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on November 8, 2000.
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: Plus .15% (+ 15 basis points)

Interest Payment Dates: On the 10th of February, May, August and November of each year, commencing February 10, 2001, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three months.
Agent: Banc of America Securities LLC - $75,000,000 Credit Suisse First Boston Corp. - $145,000,000 J.P. Morgan Securities Inc. - $75,000,000
Agent's Discount or Commission: .04%